PROFESSIONALLY MANAGED PORTFOLIOS

                          OPERATING EXPENSES AGREEMENT

     THIS OPERATING EXPENSES LIMITATATION AGREEMENT (the "Agreement") is effective as of the 29th day of June, 1999, by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the "Trust"), on behalf of each series of the Trust listed in Appendix A as maybe amended from time to time, (each a "Fund" and collectively the "Funds") and Duncan-Hurst Capital Management, Inc., a California corporation, the investment advisor of the Fund (the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated June 29, 1999 (the "Investment Advisory Agreement"); and

     WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

     WHEREAS, the Advisor desires to limit the Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits;

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. Limit on Operating Expenses. The Advisor hereby agrees to limit the Fund's current Operating Expenses to an annual rate, expressed as a percentage of the Fund's average annual net assets, to the amount listed in Appendix A (the "Annual Limit"). In the event that the current Operating Expenses of the Funds, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

     2. Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to the Funds, and its respective classes, is defined to include all expenses necessary or appropriate for the operation of the Fund, and its respective classes, including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, interest brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

     3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement.

     4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely and for a period of not less than one year, unless sooner terminated as provided in Paragraph 5 of this Agreement.


     5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by either the Trust or by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days' written notice to the Advisor. This Agreement may also be terminated at any time and without payment of any penalty, by the Advisor, with respect to any one or more of the Funds, upon sixty (60) days' written notice to the Trust. This Agreement will automatically terminate, with respect to the Funds listed in Appendix A, if the Investment Advisory Agreement for the Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination for the Fund.

     6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

PROFESSIONALLY MANAGED PORTFOLIOS
on behalf of each of the Funds listed on Appendix A

By:      /s/ Robert M. Slotky
Title:   President


DUNCAN-HURST CAPITAL
MANAGEMENT, INC.

By:      /s/ Michael DeMayo
Title:   Vice President Finance & Legal



                                   Appendix A

Fund                                                     Operating Expense Limit
----                                                     -----------------------
Duncan-Hurst International Growth Fund, Class I                 1.48%
Duncan-Hurst Aggressive Growth Fund, Class I                    1.23%

as amended, September 27, 1999

as further amended September 4, 2002